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                                                                    EXHIBIT 10C

                              CHRYSLER CORPORATION
                          INCENTIVE COMPENSATION PLAN

                           Effective January 1, 1970
                       (As Amended Through July 30, 1998)

1. PURPOSE

     The purpose of the Chrysler Corporation Incentive Compensation Plan (below called the Plan or this Plan) is to encourage the continued and energetic efforts of officers and key salaried employees (below called collectively Employees) of Chrysler Corporation (below called Chrysler) and its subsidiaries (Chrysler and its subsidiaries collectively below called the Corporation) on behalf of the Corporation by enabling them to share in the profits of the Corporation, in accordance with the resolution adopted by the Stockholders of Chrysler at their Annual Meeting on April 16, 1929, as they amended it at their Annual Meeting on April 17, 1956, and at their Special Meeting on April 16, 1963, and at their Annual Meetings on April 15, 1969, April 18, 1972, June 7, 1984, May 20, 1993 and May 19, 1994, and as it may be further amended from time to time (below called the Stockholders' Resolution).

2. INCENTIVE COMPENSATION COMMITTEE

     The Board of Directors of Chrysler (below called the Board) shall appoint not less than three Directors of Chrysler, none of whom shall be entitled to receive funds or securities pursuant to any Incentive Plan (as defined in the Stockholders' Resolution) of Chrysler, to be an Incentive Compensation Committee (below called the Committee) to administer this Plan. Each member of the Committee shall be a "Non-Employee Director" (which term as used herein shall have the meaning ascribed to it in Rule 16b-3 under the Securities Exchange Act of 1934, or in any amendment thereof in effect at the relevant time). The Committee may designate a Secretary, one or more Assistant Secretaries and an Administrator, none of whom need be Directors of Chrysler. Subject to the provisions of this Plan, the Committee shall have authority, in its discretion, to prescribe, amend, and rescind rules and regulations relating to this Plan.

3. INCENTIVE COMPENSATION FUND

     For each fiscal year the Board shall authorize and approve the amount to be provided out of the earnings of the Corporation for such fiscal year for purposes of this Plan and the Chrysler Corporation Long-Term Incentive Plan (below called the Long-Term Plan, this Plan and the Long-Term Plan collectively below called the Plans), not to exceed the amount permitted by the Stockholders' Resolution, and shall authorize and direct the proper officers of the Corporation (a) to set aside such amount and to add to it (b) any amount authorized and approved by the Board for any prior fiscal year but not previously awarded and (c) any amount awarded for any prior fiscal year that has been forfeited. The sum of all such amounts (or such part thereof as the Board may determine should be made available for awards for any fiscal year) shall be the Incentive Compensation Fund for that fiscal year (below called the Fund). Any part of such sum that the Board determines shall not be made available for awards for any fiscal year shall be carried forward and may be awarded in a subsequent fiscal year.

4. ELIGIBILITY

     The Committee, in its sole and absolute discretion, shall have full power to determine by salary, salary grade, salary band, classification, or otherwise, the Employees (including those who have retired or died or have been granted a leave of absence or were laid off during the year) who shall be eligible for consideration to participate in the Plans in any year, except that the Committee may not determine as eligible for consideration to participate in the Plans any Employee who was eligible at any time in that year to participate in any other Incentive Plan of the Corporation as defined in the Stockholders' Resolution. Employees shall not be ineligible for consideration to participate in the Plans by reason of their eligibility to participate in any Performance
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Award Plan or in any Savings and Investment Plan, both as defined in the
Stockholders' Resolution, or in any Stock Option Plan, or any Performance Award Plan adopted under any Stock Option Plan, of Chrysler or any of its subsidiaries or in any successor plan or programs adopted to replace any such plan or programs.

5. SELECTING PARTICIPANTS AND DETERMINING AWARDS

     Each year the Committee, in accordance with such rules as it may prescribe, shall:

          (a) select from the Employees eligible for consideration to participate in the Plans those Employees who are to participate for that year;

          (b) award under this Plan to certain of the Employees so selected (below called Participant) such share of the Fund as the Committee shall determine (below called an Award); provided, however, that the maximum amount of such share that may be awarded to a Participant for a given fiscal year shall not exceed a dollar amount equal to 0.15% of the Corporation's consolidated net earnings for such year as determined in accordance with the Stockholders' Resolution; and

          (c) award under the Long-Term Plan to certain of the Employees so selected, in accordance with the terms of the Long-Term Plan, such share of the Fund as the Committee shall determine.

     An Employee may receive an Award under this Plan and an award under the Long-Term Plan in the same year.

     The Committee shall have full and final authority in performing these duties, but shall report to the Board the share of the Fund awarded to each Employee under this Plan and under the Long-Term Plan, expressed in dollar amounts and/or percentage of base salary or performance share awards or award units or otherwise, as the Committee shall determine.

     Notwithstanding anything else contained in this Plan to the contrary, if any Award is intended at the time of grant to be other performance based compensation within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as the same may be amended from time to time (the "Code"), to the extent required to so qualify any Award hereunder, the Committee shall not be entitled to exercise any discretion otherwise authorized under this Plan with respect to such Award if the ability to exercise such discretion (as opposed to the exercise of such discretion) would cause such Award to fail to qualify as other performance based compensation.

6.      CORPORATE PERFORMANCE GOALS

        The Committee may establish one or more corporate performance goals ("Performance Goals") each year relating to: quality, customer satisfaction, profitability, net margin as a percentage of revenue, return on sales, return on capital, breakeven, productivity, and/or debt to capitalization. A Performance Goal may consist of such criteria, terms and conditions as the Committee may designate. The Committee shall have the discretion to add additional goals and to modify any objectives or performance levels designated in relation to previously established goals. If an Award for a given year is intended to be qualified performance-based compensation under Section 162(m) of the Code, then the related Performance Goal and Award levels shall be established, as described below, no later than the 90th day of such year.

7.      AWARDS

        At the time it establishes a Performance Goal, the Committee shall determine that the attainment of specified levels of performance in respect of such Performance Goal shall correspond to specified Award levels, subject to reduction as described below. Awards shall be expressed as a percentage of a Participant's base salary (or the average base salary or midpoint of the salary range of a class of Employees) in effect at the time the Performance Goal is established. In no event, however, may an Award exceed the maximum amount referenced in Section 5(b) above. An Employee who first becomes eligible for an Award, and is selected as a Participant, after the beginning of a given year may receive an Award established on a pro rata basis for the number of months he or she is eligible during such year.

8.      CORPORATE PERFORMANCE EVALUATION

        The Committee shall confirm the performance level attained by the Corporation in respect of the Performance Goal established for a given year and the corresponding Awards to be paid in respect of such performance; provided, however, that the Committee, in its sole discretion, may reduce the amount of any Award otherwise payable in respect of such performance.



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9. PAYING AND EARNING OUT OF AWARDS UNDER THIS PLAN

     Awards under this Plan shall be paid to Participants in one lump sum, unless the Committee, in its discretion, determines that an Award shall be paid in installments.

     A Participant will have earned out under this Plan an Award payable in one lump sum, or the first installment of an Award payable in installments, if his or her employment with the Corporation has been continuous (a) up to the date of payment of the Award payable in one lump sum, or of the first installment of the Award payable in installments, as the case may be, or (b) up to the date of the Participant's retirement or death if he or she should retire or die before the date of such payment, or (c) up to the date the Participant was granted a leave of absence if such leave of absence was granted before the date of such payment, or (d) up to the date the Participant was laid off if he was laid off before the date of such payment. A Participant will have earned out a subsequent installment if his or her employment with the Corporation has been continuous up to and including (a) the December 31 immediately preceding the date the installment is payable, or (b) the date of the Participant's death if he or she should die before such December 31, or (c) such date as the Corporation may determine under all other circumstances.

     A Participant whose employment with the Corporation is terminated other than by death will not thereafter earn out under this Plan any installment of an Award payable in installments unless the Corporation expressly consents in writing to waive the condition of continuous employment with the Corporation, and the Participant thereafter will earn out each installment only if up to and including the December 31 immediately preceding the date the installment is payable the Participant neither (a) takes other employment or renders services to others without the written consent of the Corporation, nor (b) conducts himself or herself in a manner adversely affecting the Corporation, the determination by the Committee that a Participant has so conducted himself or herself to be final and conclusive.

     Any installment which a Participant fails to earn out under this Plan shall be forfeited and included in the Fund for a subsequent year as provided in paragraph 3.

     Nothing in this Plan shall prevent the Corporation from discharging or requesting the resignation of any Participant.

     An Award payable in one lump sum, or the first installment of an Award payable in installments, shall be paid to the Participant on such date as the Committee shall determine, and if the Participant complies with the conditions for earning out a subsequent installment, it shall be paid to him or her on such date in the year in which it is payable as the Committee shall determine.

     Any lump sum payment or installment earned out under this Plan and payable to a Participant who is deceased shall be paid to his or her legal representative in such manner and at such time as it would have been paid to the Participant were he or she then alive and in the employ of the Corporation.

10. FORM OF PAYMENTS UNDER THIS PLAN

     The Committee in its sole and absolute discretion shall determine for any year whether under this Plan the lump sum payment or the installment of any Awards payable in that year shall be paid in cash or in shares of Chrysler stock, or partly in cash and partly in shares of Chrysler stock, the shares to be shares held by the Corporation in its treasury or purchased by the Corporation in the market for distributing in place of cash, the shares to be valued for this purpose in accordance with the Stockholders' Resolution, with cash in place of fractional shares.

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11. DEFERRAL OF PAYMENT

     A Participant may voluntarily elect to defer receipt of payment under this Plan of all or any part of an Award payable in one lump sum or of any installment of an Award payable in installments upon such terms and conditions as the Committee may prescribe.

12. COSTS

     All costs of administering the Plans shall be borne by the Corporation and shall not be charged against the Fund.

13. PAYMENTS UPON A CHANGE IN CONTROL

     Notwithstanding any other provisions hereof, if a "Change in Control" (as defined in paragraph 13(D) hereof) of Chrysler shall occur, the following shall be paid, in cash, no later than the tenth day following such Change in Control in the case of a Change in Control as defined in paragraph 13(D)(i), (ii) or
(iv) hereof, or no later than the tenth day following consummation of the Change in Control transaction in the case of a Change in Control as defined in paragraph 13(D)(iii) hereof: (a) all unpaid installments of an Award payable in installments pursuant to paragraph 9 of this Plan, (b) all voluntary deferrals made by a Participant pursuant to paragraph 11 of this Plan (other than deferrals made into the Chrysler Corporation Salaried Employees Savings Plan and the Chrysler Corporation Salaried Employees Supplemental Savings Plan, which deferrals will be governed by the terms of such plans), (c) all unpaid Awards made (including any made pursuant to paragraph 13(C) hereof) for any completed fiscal year which preceded the Change in Control, and (d) "Change in Control Awards" (as determined pursuant to paragraph 13(A) hereof).

     A. CHANGE IN CONTROL AWARDS. Upon a Change in Control of Chrysler, each Employee (below called a "Change in Control Participant") eligible pursuant to paragraph 4 hereof for consideration to participate in the Plans for the fiscal year in which the Change in Control occurs (the "Change in Control Year") shall be paid a cash award, in a lump sum (the "Change in Control Award").

     The tentative Change in Control Award of each Change in Control Participant to whom an Award was made for the last fiscal year immediately preceding the Change in Control for which Awards (including Awards, if any, made pursuant to paragraph 13(C) hereof) were made generally (the "Base Year") shall be determined by multiplying the "Change in Control Fund" (calculated in accordance with paragraph 13(B) hereof) by a fraction, the numerator of which shall be the amount of the Award of such Change in Control Participant for the Base Year, and the denominator of which shall be the aggregate amount of Awards made for the Base Year. A tentative Change in Control Award for each Change in Control Participant to whom an Award was not made for the Base Year shall also be determined and shall be comparable to the tentative Change in Control Awards of similarly situated (in terms of the criteria employed by the Committee to determine participation under paragraph 4 hereof, such as salary, salary grade or classification) Change in Control Participants to whom Awards were made for the Base Year.

     The actual Change in Control Award of each Change in Control Participant shall then be determined by multiplying the Change in Control Fund by a fraction, the numerator of which shall be his tentative Change in Control Award and the denominator of which shall be the aggregate tentative Change in Control Awards.

     B. CHANGE IN CONTROL FUND. The Change in Control Fund shall be the sum of the amounts described in (i) and (ii) below, adjusted by the amount described in
(iii):

          (i) the sum (measured immediately prior to a Change in Control) of (x) any amount authorized and approved by the Board for any fiscal year completed prior to the Change in Control but not previously awarded from, or charged against, the Incentive Compensation Fund pursuant to this or any other plan of the Corporation and (y) any amount awarded from, or charged against, the Incentive Compensation Fund for any fiscal year completed prior to the Change in Control that has been forfeited;

          (ii) the aggregate amount calculated for the fiscal year in which the Change in Control occurs, from its inception up to and including the date of the Change in Control, in the case of a Change in Control as defined in paragraph 13(D)(i), (ii) or (iv) hereof, and up to and including the date on which the Change in Control transaction is consummated in the case of a Change in Control as defined in paragraph 13(D)(iii) hereof, in the ordinary course of business and based on the Stockholders' Resolution. The determination (made prior to the Change in Control or, as applicable, the consummation of the Change in Control transaction) of the Corporation's internal accountants in making any such calculation shall be conclusive;

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          (iii) the "applicable amount" (the sum of (i) and (ii) above) shall be adjusted as follows: (a) if an additional charge is made against the Incentive Compensation Fund with respect to Performance Shares under the Long-Term Plan upon the occurrence of a Change in Control, the "applicable amount" shall be reduced by such charge; and (b) if any amount previously charged against the Incentive Compensation Fund for Performance Shares is not earned and delivered upon the occurrence of a Change in Control and is returned to the Incentive Compensation Fund, the "applicable amount" shall be increased by such returned amount.

     C. MAKING AWARDS FOR COMPLETED YEARS. Upon the occurrence of a "Potential Change in Control" (as defined in paragraph 13(E) hereof), if there is any completed fiscal year of the Corporation for which the audited financial statements of the Corporation are available and for which the Board has not yet determined the Incentive Compensation Fund and/or for which the Committee has not yet determined the Awards, such determinations and the payments of any Awards so determined shall be made as soon as reasonably possible.

     D. CHANGE IN CONTROL DEFINITION. "Change in Control" shall mean a change in control of Chrysler, which shall be deemed to have occurred:

          (i) if any Person (as defined below) is or becomes the Beneficial Owner (as defined below) of securities of Chrysler representing 20% or more of the combined voting power of Chrysler's then outstanding securities (unless the event causing the 20% threshold to be crossed is an acquisition of securities directly from Chrysler); or

          (ii) if during any period of two consecutive years beginning after June 7, 1990, individuals who at the beginning of such period constitute the Board and any new Director (other than a Director designated by a Person who has entered into an agreement with Chrysler to effect a transaction described in paragraph (i), (iii) or (iv) of this Change in Control definition) whose election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

          (iii) upon the approval by the stockholders of Chrysler of a merger or consolidation of Chrysler with any other corporation (other than a merger or consolidation which would result in the voting securities of Chrysler outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the entity surviving such merger or consolidation), in combination with voting securities of Chrysler or such surviving entity held by a trustee or other fiduciary pursuant to any employee benefit plan of Chrysler or such surviving entity or any subsidiary of Chrysler or such surviving entity, at least 80% of the combined voting power of the voting securities of Chrysler or such surviving entity outstanding immediately after such merger or consolidation), if, and only if, such merger or consolidation is ultimately consummated; or

          (iv) if the stockholders of Chrysler approve a plan of complete liquidation or dissolution of Chrysler or an agreement for the sale or disposition by Chrysler of all or substantially all Chrysler's assets.

          For purposes of the definition of Change in Control in this paragraph 13(D): (a) "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as supplemented by Section 13(d)(3) of the Exchange Act, provided, however, that Person shall not include (i) Chrysler, any subsidiary of Chrysler or any other Person controlled by Chrysler, (ii) any trustee or other fiduciary holding securities under any employee benefit plan of Chrysler or any subsidiary of Chrysler, or (iii) a corporation owned, directly or indirectly, by the stockholders of Chrysler in substantially the same proportions as their ownership of securities of Chrysler; and (b) a Person shall be deemed the "Beneficial Owner" of any securities which such Person, directly or indirectly, has the right to vote or dispose of or otherwise has "beneficial ownership" of (within the meaning of Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that (i) a Person shall not be deemed the Beneficial Owner of any security as a result of an agreement, arrangement or understanding to vote such securities (x) arising solely from a revocable proxy or consent given in response to a public proxy or

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     consent solicitation made pursuant to, and in accordance with, the Exchange
     Act and the applicable rules and regulations thereunder or (y) made in connection with, or to otherwise participate in, a proxy or consent solicitation made, or to be made, pursuant to, and in accordance with, the applicable provisions of the Exchange Act and the applicable rules and regulations thereunder, in either case described in clause (x) or clause
     (y) above, whether or not such agreement, arrangement or understanding is also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report), and (ii) a Person engaged in business as an underwriter of securities shall not be deemed to be the Beneficial Owner of any securities acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

     E. POTENTIAL CHANGE IN CONTROL DEFINITION. A "Potential Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

          (i) Chrysler enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

          (ii) Chrysler or any Person (as defined in paragraph 13(D) hereof) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

          (iii) any Person who is or becomes the Beneficial Owner (as defined in paragraph 13(D) hereof), directly or indirectly, of securities of Chrysler representing 10% or more of the combined voting power of Chrysler's then outstanding securities, increases such Person's beneficial ownership of such securities by 5% or more over the percentage so owned by such Person on the date hereof; or

          (iv) the Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred.

14. INTERPRETATION

     The Board shall have full power and authority to interpret and construe this Plan and its interpreting and construing of this Plan and acts pursuant to this Plan in good faith shall be final and conclusive. The Board may correct any defect or supply any omission or reconcile any inconsistency in such a manner and to such an extent as it shall find expedient to carry this Plan into effect, and it shall be the sole and final judge of the expediency. If any such interpreting or construing shall involve a question of law, the Board may rely and act upon the opinion of counsel (who may be counsel to Chrysler) on the question of law.

15. EFFECTIVE PERIOD

     The Plan shall become effective, upon approval by the Board, beginning January 1, 1970, and shall remain in effect until terminated as provided in Paragraph 16.

16. AMENDMENT AND TERMINATION

     At any time the Board may amend, alter or terminate this Plan (consistent with the Stockholders' Resolution) as the Board shall deem advisable; provided, however, that the Board may not: (a) without the approval of the holders of a majority of the shares of Common Stock of Chrysler voting on the matter, increase the total amount that under the Stockholders' Resolution may be provided out of the earnings of the Corporation for incentive compensation and
(b) without the approval of the holders of a majority of the shares of Common Stock of Chrysler issued and outstanding, issue shares of Chrysler stock for distributing in place of cash; and provided further, however, that terminating or amending this Plan shall not terminate the right of any Participant to earn out and thereby become entitled to receive, in the same manner as if this Plan had not been terminated or amended, any unpaid installment of an Award made to him under this Plan prior to the terminating or amending of this Plan or any Retirement Benefit he would become eligible to receive under the Supplemental Plan by complying with the terms thereof.

     Nothing in this Plan shall be interpreted to preclude Chrysler from granting awards under, or paying compensation outside the parameters of, the Plan including, without limitation, base salaries, awards under

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any other plan of Chrysler (whether or not approved by stockholders), incentive compensation (whether or not based on the attainment of pre-established performance objectives) or retention or other special payments, that is not deductible for Federal, State or local income tax purposes by reason of Section 162(m) of the Code or otherwise, should the Board or any committee thereof (including the Committee), whichever is applicable, determine that such action is in the best interests of Chrysler and its stockholders.

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